Exhibit 10.17

Execution Version

Confidential

AMENDMENT NO. 1

to

SPONSOR SUPPORT AGREEMENT

This Amendment No. 1 to the Sponsor Support Agreement (this “Amendment”) is made as of April 27, 2023, by and among Priveterra Sponsor, LLC, a Delaware limited liability company (the “Sponsor”), Priveterra Acquisition Corp., a Delaware corporation (the “SPAC”), the other Persons party to the Sponsor Support Agreement as the Other Priveterra Insiders (the “Other Priveterra Insiders”) and AEON Biopharma, Inc., a Delaware corporation (the “Company”). Capitalized terms used, but not otherwise defined herein, shall have the meaning given to them in the BCA (as defined below).

WHEREAS, on December 12, 2022, the SPAC, the Company and certain other Persons entered into that certain Business Combination Agreement (as amended, amended and restated, supplemented or otherwise modified from time to time in accordance with its terms, the “BCA”);

WHEREAS, contemporaneously with the execution and delivery of the BCA, the Sponsor, the Other Priveterra Insiders, the SPAC and the Company entered into that certain Sponsor Support Agreement dated December 12, 2022 (as amended, amended and restated, supplemented or otherwise modified from time to time in accordance with its terms, the “Sponsor Support Agreement”);

WHEREAS, pursuant to Section 10 of the Sponsor Support Agreement, which incorporates by reference Section 8.3 of the BCA, mutatis mutandis, the Sponsor Support Agreement may be amended or modified only by a duly authorized agreement in writing executed by each of the Parties in the same manner as the Sponsor Support Agreement; and

WHEREAS, each of the Sponsor, the Other Priveterra Insiders, the SPAC and the Company desire to amend the Sponsor Support Agreement on the terms set forth in this Amendment.

NOW, THEREFORE, in consideration for the mutual promises made herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Sponsor, the Other Priveterra Insiders, the SPAC and the Company hereby agree to amend the Sponsor Support Agreement as follows:

1.Amendment to Section 2 of the Sponsor Support Agreement. Section 2 of the Sponsor Support Agreement is hereby amended and restated in its entirety to read:

“2. Vesting Class A Common Stock.

(a)Subject to, and conditioned upon the occurrence of and effective immediately after the Closing, 70% of the Sponsor Shares (i.e., 4,830,000 Sponsor Shares) (the “Contingent Founder Shares”) shall be unvested and subject to the restrictions and forfeiture provisions set forth in this Sponsor Support Agreement. The remaining 30% of the Sponsor Shares and 100% of the Private Placement Warrants shall not be subject to the provisions set forth below in this Section 2 (the “Vested Founder Securities”).

(b)For purpose of this Agreement, the term “Average Price Per Share” means the effective average price per share of the Class A Common Stock issued by Priveterra (or the Surviving Corporation, following the Closing) in connection with all of the Qualifying Financing Transactions, determined at the Closing (in the case of any such Shares of Class A Common Stock issued prior to or at the Closing) or in the case of any shares of Class A Common Stock issued after the Closing, at the time such shares are actually issued, subject to the following:

(i)the Average Price Per Share shall be calculated without including the effect of any Qualifying Financing Transaction or Interim Financing Arrangement entered into by Priveterra or the Company with any Company Stockholder or holder of Company Warrants (or any Affiliate thereof);

(ii)in the case of any Qualifying Financing Transaction that is a loan, advance, convertible debenture or similar instrument (an “ELOC Advance”) issued in connection with an equity line of credit, standby equity line of credit or similar financing arrangement (an “ELOC”), the Average Price Per Share for such ELOC Advance shall be the average price per share of the Class A Common Stock issued by Priveterra following the Closing pursuant to the ELOC for the purposes of repaying the ELOC Advance (for example, if the Company draws $10 million from the ELOC pursuant to an ELOC Advance and issues $5 million of Class A Common Stock to repay the ELOC Advance at $7.00 per share and $5 million at $4.00 per share, the effective price of the ELOC Advance would be $5.50/share (e.g., ($7 * 50%) + ($4 *50%) = $5.50)); and

(iii)in the case of any Qualifying Financing Transaction that is a Financing Merger Transaction, the Average Price Per Share for such Financing Merger Transaction shall be calculated by dividing the amount of available cash proceeds delivered by the third party Person acquired by Priveterra or the Company in such Financing Merger Transaction, and subtracting the amount of any fees, expenses, assumed indebtedness (including long-term indebtedness), or current liabilities that are or will be payable by or assumed by Priveterra, the Company or the Surviving Corporation in connection with such Financing Merger Transaction, divided by the number of shares of Class A Common Stock issued at the closing of such Financing Merger Transaction.

(c)If on the date upon which all Interim Financings, equity lines of credit, backstop commitments, non-redemption agreements, forward purchase agreements or other similar financing arrangements entered into prior to the Closing or following the Closing with a financing provider or source identified to the Company by the SPAC prior to the Closing (each a “Qualifying Financing Transaction”) have terminated or expired (such date, the “Test Date”), the Average Price Per Share, determined as of the Test Date (the “Test Date Average Price Per Share”) is greater than or equal to $5.00 per share (the “Test Date Price Per Share Threshold”), then the Contingent Founder Shares shall vest as set forth in Section 2(d); provided that, if the Test Date Average Price Per Share is less than $5.00 per share, then the Contingent Founder Shares shall be forfeited and surrendered to the Company for no consideration.

(d)If the Test Date Average Price Per Share Threshold is met, the Contingent Founder Shares shall vest, and except as otherwise provided in this Section 2, shall become free of the provisions set forth in this Section 2 as follows:

(i)1,380,000 Sponsor Shares shall vest immediately without any further action on the part of any Person;

(ii)1,000,000 of the Contingent Founder Shares (the “Migraine Phase 3 Contingent Founder Shares”) shall vest upon the achievement of the conditions for the issuance of the Migraine Phase 3 Contingent Consideration Shares on or prior to the Migraine Phase 3 Outside Date in accordance with the terms of Section 2.2(a)(i) of the Business Combination Agreement;

(iii)1,000,000 of the Contingent Founder Shares (the “CD BLA Contingent Founder Shares”) shall vest upon the achievement of the conditions for the issuance of the CD BLA Contingent

Consideration Shares on or prior to the CD BLA Outside Date in accordance with the terms of Section 2.2(a)(ii) of the Business Combination Agreement; and

(iv)1,450,000 of the Contingent Founder Shares (the “Episodic/Chronic Migraine Contingent Founder Shares”) shall vest upon the earlier of (x) the achievement of the conditions for the issuance of the Episodic Migraine Contingent Consideration Shares on or before the Episodic Migraine Outside Date in accordance with the terms of Section 2.2(a)(iii) of the Business Combination Agreement and (y) the achievement of the conditions for the issuance of the Chronic Migraine Contingent Consideration Shares on or before the Chronic Migraine Outside Date in accordance with the terms of Section 2.2(a)(iv) of the Business Combination Agreement.

Notwithstanding the foregoing, in the event that the Test Date occurs following the date upon which any Contingent Founder Shares would have vested pursuant to Sections 2(d)(ii)–(iv) had the Test Date occurred before such date, then the Contingent Founder Shares that would have vested had the Test Date already occurred will vest immediately upon the determination that the Test Date Price Per Share Threshold has been met.

(e)Following the Closing, if a Change of Control of Priveterra shall occur on or before the applicable outside date as set forth in Section 2.2(d) of the Business Combination Agreement (each, an “Outside Date”), respectively, then the conditions for the vesting of any Contingent Founder Shares that remains unvested as of immediately prior to the consummation of such Change of Control shall be deemed to have been achieved and any such Contingent Founder Shares shall immediately vest as of immediately prior to the consummation of such Change of Control. Any Contingent Founder Shares that remain unvested pursuant to Section 2(d)(i)–(iv) (and the related portion of any dividends and earnings thereon) as of the expiration of the applicable Outside Date set forth therein (as such Outside Date may be extended pursuant to Section 2.2(c) of the Business Combination Agreement) shall be automatically forfeited without any further action by any other Person, immediately transferred to Priveterra without consideration for such transfer and canceled by Priveterra. In connection with a Change of Control, in the event any Qualifying Financing Transaction remains outstanding as of immediately prior to the consummation of such Change of Control, then the “Test Date” for purposes of Section 2(c) shall deemed to be the day immediately prior to the consummation of such Change of Control and in the event any Sponsor Shares are issuable pursuant to Section 2(d), such Sponsor Shares shall be subject to this Section 2(e) in accordance with the terms hereof.

(f)The Contingent Founder Shares shall be adjusted to reflect appropriately the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into shares of Class A Common Stock), reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to Class A Common Stock, occurring on or after the date hereof and prior to the time any such Contingent Founder Shares shall have vested in accordance with this Section 2.

(g)Any dividends or other distributions paid with respect to the Contingent Founder Shares during any period of time that such Contingent Founding Shares are subject to vesting pursuant to the terms of this Section 2 shall be deposited by Priveterra for the benefit of the Sponsor in a separate account held and maintained solely for the benefit of Sponsor (the “Escrow Account”), subject to the terms and conditions of that certain Escrow Agreement to be entered into by and between the parties hereto in form and substance attached as Exhibit A (the “Escrow Agreement”). The parties agree that for U.S. federal, state and local tax purposes, Sponsor is the owner of the Contingent Founder Shares and the Escrow Account, and in furtherance of the foregoing, Sponsor will be treated as the recipient of (A) any dividends or other distributions paid with respect to the Contingent Founder Shares (“Dividends”) and (B) any interest or other income or gains earned with respect to amounts held in the Escrow Account (“Escrow

Income”), whether or not ultimately distributed from the Escrow Account to Sponsor. Upon the vesting of any Contingent Founder Shares pursuant to this Section 2, Priveterra shall instruct the escrow agent to release any amounts held in the Escrow Account (including Dividends and Escrow Income) in respect of such Contingent Founder Shares to Sponsor. In the event that any Contingent Founder Shares are forfeited pursuant to the terms of this Section 2, then any amounts held in the Escrow Account (including Dividends and Escrow Income) in respect of such Contingent Founder Shares forfeited pursuant to this Section 2 shall be distributed from the Escrow Account to Priveterra, such payment to be made in the manner set forth in the Escrow Agreement. For the avoidance of doubt, no tax reporting shall be required in respect of the release of all or any portion of any amounts from the Escrow Account to Sponsor, and Sponsor shall be responsible for paying taxes (including any penalties and interest thereon) on all taxable Dividends and any Escrow Income, and for filing all necessary tax returns with respect to such income.

(h)The Sponsor shall not, and hereby waives any right to, vote (whether at any meeting of the holders of Class A Common Stock, by written resolution or otherwise) the Contingent Founder Shares owned by it during any period of time that such Contingent Founder Shares are subject to vesting pursuant to the terms of this Section 2.

(i)In furtherance of the foregoing, Priveterra hereby agrees to (i) place a revocable stop order on all Contingent Founder Shares subject to Sections 2(a), 2(d) and 2(e), including those which may be covered by a registration statement, and (ii) notify Priveterra’s transfer agent in writing of such stop order and the restrictions on such Contingent Founder Shares under Sections 2(a), 2(d) and 2(e) and direct Priveterra’s transfer agent not to process any attempts by the Sponsor, or any other Person, to Transfer any Contingent Founder Shares except in compliance with Sections 2(a), 2(d) and 2(e).”

2.Amendment to Section 4 of the Sponsor Support Agreement. Section 5(b) of the Sponsor Support Agreement is hereby amended and restated in its entirety to read “(b) [Reserved].”

3.Effect of Amendments and Modifications. Except as expressly amended hereby, the Sponsor Support Agreement shall remain unaltered and in full force and effect and the respective terms, conditions or covenants thereof are hereby in all respects confirmed. Whenever the Sponsor Support Agreement is referred to in any agreement, document or other instrument, such reference will be to the Sponsor Support Agreement as amended by this Amendment. For the avoidance of doubt, each reference in the Sponsor Support Agreement, as amended hereby, to “the date hereof”, the “date of this Agreement” and derivations thereof and other similar phrases shall continue to refer to December 12, 2022.

4.Miscellaneous. Sections 8.5, 8.7, 8.10, 8.11, 8.15, 8.16 and 8.17 of the BCA are incorporated herein by reference, mutatis mutandis.

[Signature Pages Follow]

IN WITNESS WHEREOF, each of the Parties has caused this Amendment to be duly executed on its behalf as of the day and year first above written.

PRIVETERRA ACQUISITION CORP.

By:	/s/ Oleg Grodnensky
Name: Oleg Grodnensky
Title: Secretary

PRIVETERRA SPONSOR, LLC

By:	/s/ Oleg Grodnensky
Name: Oleg Grodnensky
Title: Manager

PRIVETERRA MERGER SUB, INC.

By:	/s/ Robert J. Palmisano
Name: Robert J. Palmisano
Title: President

/s/ Vikram Malik
Name: Vikram Malik

/s/ Oleg Grodnensky
Name: Oleg Grodnensky

/s/ Julie B. Andrews
Name: Julie B. Andrews

/s/ Lance A. Berry
Name: Lance A. Berry

/s/ James A. Lightman
Name: James A. Lightman

[Signature Page to Amendment No. 1 to the Sponsor Support Agreement]

AEON BIOPHARMA, INC.

By:	/s/ Marc Forth
Name: Marc Forth
Title: Chief Executive Officer

[Signature Page to Amendment No. 1 to the Sponsor Support Agreement]